                                 MANAGEMENT AGREEMENT

     This MANAGEMENT AGREEMENT (the "AGREEMENT") is made as of the 8th day of April, 1986, between MISSION VALLEY PARTNERSHIP ("OWNER"), a California limited partnership, and MAY CENTERS, INC. ("MANAGER"), a Missouri corporation.

                                       RECITALS

     A.   Owner is the owner of certain lands situated in the City of San
Diego, County of San Diego and State of California (the "SHOPPING CENTER PARCEL"), more particularly described in Exhibit "A", attached hereto and made a part hereof, which have been developed as a regional shopping center (the "SHOPPING CENTER") presently operating under the name "Mission Valley Center".

     B. Owner is a California limited partnership composed of Endowment and Foundation Realty, Ltd. -- JMB-III, a Delaware corporation ("ENDOWMENT"), May Centers, Inc., a Missouri corporation, Somerset Ltd., a California limited partnership ("SOMERSET"), Sterling Hutcheson, an individual ("HUTCHESON"), and Barbara G. Archer, as Trustee of the Barbara G. Archer Trust ("ARCHER TRUST").

     C. Manager is experienced in the operation and management of shopping centers.

     D. Owner and Manager are entering into this Agreement to establish the terms and conditions under which Manager shall operate and manage the Shopping Center on behalf of Owner.

                                      AGREEMENTS

     In consideration of the mutual promises contained herein, Owner and Manager covenant and agree as follows:

                                      ARTICLE I

                          EMPLOYMENT OF MANAGER; DEFINITIONS

     SECTION 1.1 Owner employs Manager as its sole and exclusive agent to perform the services described in this Agreement. Manager accepts such employment and agrees to perform such services as an independent contractor. Owner authorizes Manager to exercise all powers with respect to the Shopping Center as may be reasonably necessary or proper for the performance of Manager's duties under the terms of this Agreement.

     SECTION 1.2 As used in this Agreement, the following capitalized terms shall have the meanings indicated below:

     (a)  "AFFILIATE" shall have the meaning set forth in Section 7.1 hereof.

     (b)  "AGREEMENT" shall have the meaning set forth in the Preamble hereto;

     (c) "ANNUAL PERIOD" shall have the meaning set forth in Section 5.1 hereof.

     (d) "APPROVED BUDGET" shall have the meaning set forth in Section 2.1(c) hereof.

     (e) "APPROVED LEASING PLAN" shall have the meaning set forth in Section 2.1(c) hereof.

     (f) "CO-PARTNER" shall have the meaning set forth in Section 1.1E of the General Partners Agreement.

     (g) "DIRECT PAYROLL COSTS" shall have the meaning set forth in Section 17.1(a) hereof.


                                          1.

     (h)  "ENDOWMENT" shall have the meaning set forth in Recital Paragraph B.

     (i)  "EXCESS MANAGEMENT EXPENSES" shall have the meaning set forth in
Section 17.1 hereof.

     (j) "EXISTING NOTE" shall have the meaning set forth in Section 1.1F of the General Partners Agreement.

     (k) "GENERAL PARTNERS" shall have the meaning set forth in Section 1.1G of the General Partners Agreement.

     (l)  "GENERAL PARTNERS AGREEMENT" shall have the meaning set forth in
Section 1.1H of the General Partners Agreement.

     (m) "INDIRECT PAYROLL COSTS" shall have the meaning set forth in Section 17.1(b) hereof.

     (n) "INVESTOR" shall have the meaning set forth in Section 1.1I of the General Partners Agreement.

     (o) "MANAGEMENT EXPENSES" shall have the meaning set forth in Section 17.1 hereof.

     (p)  "MANAGER" shall have the meaning set forth in the Preamble hereto.

     (q) "MAY AFFILIATE" shall have the meaning set forth in Section 1.1M of the General Partners Agreement.

     (r)  "NON-DISCRETIONARY EXPENDITURE" shall have the meaning set forth in
Section 5.5A(4)(2) of the General Partners Agreement.

     (s)  "NON-REQUESTING PARTY" shall have the meaning set forth in Section
16.3 hereof.

     (t)  "NOTICE" shall have the meaning set forth in Section 8.1 hereof.

     (u)  "OWNER" shall have the meaning set forth in the Preamble.

     (v) "OWNER'S ALLOCABLE SHARE" shall have the meaning set forth in Section 17.1(b) hereof.

     (w) "OWNER'S OVERHEAD SHARE" shall have the meaning set forth in Section 17.1(c) hereof.

     (x) "REQUESTING PARTY" shall have the meaning set forth in Section 16.3 hereof.

     (y) "SHOPPING CENTER" shall have the meaning set forth in Recital Paragraph A.

     (z)  "SHOPPING CENTER BUDGET" shall have the meaning set forth in Section
2.1 hereof.

     (aa) "SHOPPING CENTER PARCEL" shall have the meaning set forth in Recital Paragraph A.

     (bb) "TERM" shall have the meaning set forth in Section 3.1 hereof.

                                      ARTICLE II

                                 MANAGER'S OBLIGATIONS

     SECTION 2.1 Manager shall perform the following services with respect to the Shopping Center:

     (a) Manager shall maintain liaison with the design, engineering, construction staffs and other special consultants engaged by Owner.

     (b) Manager shall submit to Owner from time to time and, when required under the terms of this Agreement, request Owner's approval of


                                          2.

Manager's recommendations for the operation of the Shopping Center, including, but not limited to:

     (i)    the number and type of employees to be employed;

     (ii)   procedures for the collection of rents and other charges;

     (iii)  maintenance, repair and expansion of the Shopping Center;

     (iv)   an insurance program for the Shopping Center; and

     (v) marketing and promotion of the Shopping Center and the establishment of such merchants' association or promotion and marketing funds as Manager shall deem appropriate.

     (c) The following provisions shall apply to the budget and leasing plan for the Shopping Center:

     (i) Not later than November 30th of each year, Manager shall prepare and submit for Owner's approval, which approval shall not be unreasonably withheld or delayed, a shopping center budget ("SHOPPING CENTER BUDGET") for the next calendar year provided, however, for the 1986 calendar year, the Shopping Center Budget in the form of Exhibit "E" attached hereto and made a part hereof is approved and in addition, up to $75,000 may be spent during 1986 for predevelopment expenses of the type contemplated by Section 5.4E(2) of the General Partners Agreement. The Shopping Center Budget shall set forth in reasonable detail the estimated operating receipts and expenditures of Owner on a month-to-month basis for the period covered by the Shopping Center Budget, and shall show amounts reserved for on-going expenses, any anticipated extraordinary expenses, contingencies and capital expenditures and source of funds with respect thereto (including the amount and the approximate date funds will be needed for such expenses). The Shopping Center Budget shall also contain, as a separate line item for informational purposes only, an estimate of the "Management Expenses" (as defined in Section 5.1 hereof) that will be payable to Manager during the period covered by the Shopping Center Budget. Owner may not disapprove the Shopping Center Budget on the basis of the estimate of Management Expenses contained in the Shopping Center Budget, nor shall the amount of Management Expenses payable during the period covered by the Shopping Center Budget be limited by the estimate of such expenses contained in the Shopping Center Budget. The Shopping Center Budget shall be substantially in the form of budget attached hereto as Exhibit "B". If Owner does not approve the most recently submitted Shopping Center Budget or proposed revision thereof, then Manager shall continue to operate under the most-current "Approved Budget", modified as necessary to (a) authorize "Non-Discretionary Expenditures" and (b) to take into account expenditures which have already been made. The Shopping Center Budget and amendments thereto as approved by Owner in accordance with the terms hereof shall be herein called the "APPROVED BUDGET".

     (ii) In connection with the budgeting process, but not later than November 30th of each year, Manager shall submit for the reasonable approval of Owner a comprehensive leasing plan and rent schedule, which shall include a statement of the space Manager expects to be leased during such year, the proposed tenant (if known) and the use proposed for the space to be leased, the fixed or minimum rent and the method of calculation of percentage rent it expects to obtain for such space, any tenant allowances and leasing


                                          3.

commissions and all other material financial provisions of a tenant lease. The leasing plan and rent schedule thereto, as approved by Owner in accordance with the terms hereof, shall be herein called the "APPROVED LEASING PLAN".

      (iii) Manager shall have the right and authority to implement the Approved Budget and Approved Leasing Plan, provided that Manager operates within the parameters of the same. Manager shall be required to obtain the Owner's prior written approval for actions to be taken by Manager which deviate from the terms of the Approved Budget or Approved Leasing Plan, provided, however, if a given action is of such a nature that Co-Partner (as a May Affiliate) is authorized to take such action pursuant to Section 5.5A(3) or Section 5.5B(3), respectively, but subject to Section 5.6 of the General Partners Agreement without the prior approval of Investor, such approval may be given by Co-Partner on behalf of Owner, and such approval may be oral.

        (d) Manager shall negotiate all leases with tenants for space within the Shopping Center and all extensions, renewals, modifications, amendments or terminations thereof and shall submit all such agreements to Owner for execution. All such leases, unless otherwise approved by Owner, shall be negotiated substantially in accordance with:

        (i)  the Approved Leasing Plan as amended from time to time;

       (ii) the standard form of lease approved by Owner and its counsel, from time to time, subject to reasonable negotiation; and

      (iii) administrative procedures established or approved by Owner for securing Owner's approval of the business and legal terms of each lease, processing lease data forms, and processing the final draft for tenant's and Owner's approval, execution and delivery.

        (e) Manager shall maintain a central control file of all leases relating to the Shopping Center and shall, upon request, furnish copies of such leases to Owner. Manager shall: (i) review plans and specifications for tenant improvements; (ii) consult with tenants and their respective architects, engineers, contractors and other representatives regarding tenants' plans and specifications; and (iii) coordinate, to the extent necessary, the construction of tenant improvements.

        (f) Manager shall bill tenants and other occupants in the Shopping Center for, and shall use diligent efforts to collect, all fixed rents, percentage rents and other sums, whether payable as additional rent or otherwise, payable by such tenants and occupants under their respective leases and other agreements, or by other parties under license, service or other agreements. Manager shall obtain and review statements of sales furnished by tenants to support their payment of percentage rentals or other sums and deductions, and shall furnish a summary of such statements to Owner on a quarterly basis. Manager may not institute, prosecute or settle on behalf of Owner any legal or arbitration proceedings in connection with the tenant leases without the prior written approval by Owner, provided, however, if Co-Partner (as a May Affiliate) is authorized to take any such action pursuant to Section 5.5B(3) of the General Partners Agreement without the prior approval of Investor, Co-Partner may give such consent on behalf of Owner, and such consent may be oral. Manager shall keep Owner advised of Manager's


                                          4.

collection activities from time to time and shall notify Owner of any claims which Manager deems to be uncollectable.

        (g) Manager shall use diligent efforts to enforce the performance by tenants of all requirements of their respective leases.

        (h) Manager shall cause the Shopping Center to be maintained in good sanitary, orderly and safe operating condition and repair at Owner's cost, subject to the terms of the Approved Budget, and shall supervise the maintenance thereof. Manager shall, subject to the terms of the Approved Budget, (i) hire such persons, firms or corporations and purchase or lease such equipment and supplies at reasonable rates and costs as may be necessary or desirable to accomplish such purposes, and (ii) negotiate and administer contracts with third parties for electricity, gas, fuel supply, water, telephone, window washing, exterminating, equipment maintenance, trash handling and other contracts relating to the operation or maintenance of the Shopping Center to the extent that such services are not provided by Manager; however, Manager shall not enter into any agreement with an "Affiliate" of Manager or of Investor or Co-Partner without the prior written consent of Owner, provided, however, that if Co-Partner (as a May Affiliate) is authorized to do so pursuant to
Section 5.6B(2) of the General Partners Agreement without the prior consent of Investor, then Co-Partner may give such approval and such approval may be oral.

        (i) Manager shall maintain the books, records and accounts of Owner and shall prepare and submit to Owner, within 45 days after the end of the just-concluded quarter, financial reports on the operation of the Shopping Center relating to such quarter. Such reports shall include, without limitation: income and expense statements, containing monthly and year-to-date information; statements listing rent delinquencies; leasing status report; statements reconciling material variances between the actual receipts and expenditures and the amount projected for such items as set forth in the applicable Approved Budget; and such other statements and reports as may be reasonably requested by Owner. Such financial reports shall be substantially in the form attached hereto as Exhibit "C". In addition, Manager shall assist Owner and Owner's accountants in preparing such annual financial reports and tax returns as may be required by Owner. Owner shall have the right to examine such books and records at any time during normal business hours at Manager's place of business and make copies thereof.

        (j) Manager shall advise Owner as to insurance coverage and shall procure insurance coverage for the Shopping Center in accordance with Article 15 hereof.

        (k) Manager shall organize and administer periodic meetings with Owner in order to review the status of the Shopping Center and establish direction as necessary.

        (l) If directed by Owner, Manager shall explore, from time to time, the feasibility of expanding the Shopping Center or of developing additional improvements on the Shopping Center Parcel, and shall make such proposals to Owner as Manager shall deem appropriate in connection therewith. Co-Partner (as a May Affiliate) shall be entitled to give such authorization to Manager without the consent of Investor to the extent permitted in Section 5.4E(2) but


                                          5.

subject to Section 5.6 of the General Partners Agreement. Manager shall implement all decisions of Owner in connection with the exploration of the expansion of the Shopping Center.

        (m) Manager shall assist, if requested by Owner in a writing signed by both General Partners, in any application by Owner for a zoning change or other application made by Owner to any governmental authority relating to the Shopping Center.

        (n) Manager shall establish, supervise and assist the advertising and promotional program for the Shopping Center, subject to the then-Approved Budget and Owner's recommendations in connection therewith.

        (o) Manager shall establish, supervise and assist in the formation of such merchants' associations or promotion and marketing funds, as deemed appropriate by Manager, and shall assist in the administration thereof, subject to the then-Approved Budget and Owner's recommendations in connection therewith.

        (p) Manager shall review, from time to time, the tax assessments levied upon the Shopping Center and shall recommend to Owner, when deemed appropriate by Manager in the exercise of Manager's reasonable business judgment, that proceedings be instituted by Owner to contest or appeal such assessments.

        (q) Manager shall deposit all funds received by Manager for Owner pursuant to this Agreement in the central bank account maintained by Co-Partner (as a May Affiliate) pursuant to Section 4.4B of the General Partners Agreement. Manager shall keep Owner informed at all times with respect to the bank in which such account is maintained, the name in which such account is kept, the number of such account and the names and titles of officers or employees of Manager who may draw upon such account. Officers or employees of Manager approved by Owner shall disburse from such account funds necessary for the operation and maintenance of the Shopping Center, including all Management Expenses in accordance with the terms of the then-Approved Budget and Section 2.1(c) hereof. Employees of Manager who handle or are responsible for the handling of Owner's funds shall be bonded by a fidelity bond acceptable both to Manager and Owner, provided, however, Manager may elect, in lieu of such bond, to indemnify Owner and the General Partners thereof against loss, theft, embezzlement or other fraudulent acts on the part of Manager's employees, subject to Owner's prior written approval of the form and substance of the indemnity agreement.

        (r) Manager shall use its reasonable efforts which it believes necessary in the exercise of its reasonable business judgement to comply with and perform all covenants, obligations and limitations, and to make the payment of all amounts, subject to the terms of the then-Approved Budget, imposed by law or by any contract, instrument or encumbrance to which the Shopping Center or Owner and Manager shall be subject during the "Term", including, but not limited to, the tenant leases executed in compliance with the then-Approved Leasing Plan or Section 2.1(c)(iii) or (d) hereof or as otherwise approved in writing by Owner and all mortgages and deeds of trust (including, but not limited to, the Existing Note and other loan documents related thereto).

                                          6.

          (s) Manager shall pay and discharge to the extent permitted by the then-Approved Budget or pursuant to Section 2.1(c)(iii) hereof, out of the funds relating to the Shopping Center which are deposited in the account referred to in Section 2.1(q) hereof, all costs, expenses, liabilities and obligations of or relating to the Shopping Center or any part thereof at or before the time or times the same shall be due, including, but not limited to, the following:

          (i) The payment of all business taxes, and all state and local taxes based in whole or in part on gross income or adjusted gross income, and all real and personal property taxes and assessments of every kind or description whatsoever, whether general, special, ordinary or extraordinary, which are assessed or levied against the Shopping Center or any part thereof, or which become payable, during or with respect to the Term or any part thereof.

         (ii) The payment of all charges for or related to utilities.

          (t) Manager shall perform such other services as may be necessary or proper to operate the Shopping Center in the manner contemplated by this Agreement.

                                   ARTICLE 3

                                     TERM

          SECTION 3.1 The term ("TERM") of this Agreement shall begin as of the date hereof and shall continue through October 8, 1997, and if the Partnership has not terminated, thereafter shall continue on a year-to-year basis, unless terminated by the parties in the manner provided in Article 4.

                                   ARTICLE 4

                                  TERMINATION

          SECTION 4.1 This Agreement may be terminated, at the option of Manager, by delivering to Owner written notice of such termination not less than 45 days prior to the effective date of such termination. This Agreement may also be terminated, at the sole option of Owner, and exercised by Investor on behalf of Owner, giving Manager written notice of such termination upon the occurrence of any of the following:

          (a) Manager commits a material default hereunder, if such default is not cured within 30 days after receipt by Manager of a written notice setting forth and describing such default, or, if such default cannot be cured within 30 days, the curing of such default is not commenced within said 30 days and thereafter diligently prosecuted to the curing thereof. If, after receipt of such written notice of default, Manager shall dispute that it is in material default of this Agreement, Manager may initiate arbitration proceedings, in the manner set forth in Section 16.3 hereof, to resolve the dispute. The time available to Manager to cure the default claimed in such notice shall not begin to run until a final determination has been made in such proceedings.

          (b) Manager shall make an assignment for the benefit of creditors, apply for the appointment of a trustee, liquidator or receiver of any substantial part of its assets, or commence any proceeding relating to itself under any bankruptcy, reorganization, arrangement or similar law; or any such application is filed or proceeding is commenced against Manager and Manager indicates its consent thereto, or an order is entered appointing any such trustee, liquidator or receiver or approving a petition in any such

                                       7.

proceedings and such order remains in effect for more than 90 days; or Manager shall admit in writing its inability to pay its debts as they become due.

          (c)  Co-Partner ceases to be a May Affiliate.

          (d)  Upon the sale of the Shopping Center by Owner.

          (e) In the event that Manager has willfully and intentionally overcharged Owner for Management Expenses during any fiscal year during the Term.

          (f) In the event Manager fails to cooperate with Owner as set forth in Section 4.3 if such failure is not cured within 30-days after receipt by Manager of a written notice stating such failure.

          SECTION 4.2 Within 45 days following the termination of this Agreement, Owner shall pay to Manager all compensation that may be due and payable as of the effective date of such termination. Manager shall deliver to Owner or Owner's designee, within 45 days after the effective date of such termination:

          (a)  all property of Owner which Manager has in its possession;

          (b) a final accounting showing the balances of income and expenses as of the date of termination; and

          (c) all other information reasonably necessary to terminate Manager's duties under this Agreement in an orderly and systematic manner.

          SECTION 4.3 If Endowment, on behalf of Owner, delivers a notice ("REIT CONCERN NOTICE") to Manager stating that, based on the sole opinion of Endowment or its counsel, there is a risk that Manager may reasonably no longer be an "independent contractor" from whom neither Endowment nor Owner derives or receives income within the meaning of Section 856(d)(2)(c) of the Internal Revenue Code, as amended, together with an opinion of competent tax counsel that such may be the case, then and in such event, Manager shall, promptly following its receipt of the REIT Concern Notice, cooperate with Endowment (acting on behalf of Owner) to take such actions as may reasonably be requested by Endowment in order to comply with the independent contractor requirement, provided that (a) Endowment reimburses Manager for all costs and expenses related to such actions, (b) there will be no material adverse impact to Manager as a result of any change proposed by Endowment (on behalf of Owner), and (c) the payments required under Article 5 and Article 17 would not be decreased.

                                   ARTICLE 5

                                 COMPENSATION

          SECTION 5.1 As compensation for the services provided by Manager under this Agreement, Owner shall pay to Manager an amount equal to four percent (4%) of the "Cash Income" of Owner during each "Annual Period" of the term hereof. As used herein, "CASH INCOME" for the applicable annual period means the gross cash revenues and funds received by the Owner for such period, other than funds received as capital contributions, loans or proceeds of casualty insurance (other than rental income insurance) or of any refinancings or sales of assets of the Owner or from any condemnation award or conveyance in lieu thereof (prepaid rents, prepaid payments and security deposits being included in Cash Income as earned, applied or forfeited). As used herein, "ANNUAL PERIOD" shall refer to each calendar year which occurs during the term

                                       8.

hereof except that such term shall also refer to (a) the period commencing on the date hereof and ending on December 31, 1986 and (b) the partial calendar year in which the term hereof ends if such term ends on a date other than December 31 of the applicable year.

                                    ARTICLE 6

                                 MANAGER'S STAFF

          SECTION 6.1 In order to perform the services required by this Agreement, it will be necessary for Manager to employ certain key personnel. Manager shall, at all times, employ a sufficient number of appropriately trained, experienced and otherwise qualified personnel to enable it to efficiently and effectively carry out its obligations pursuant to this Agreement. Manager shall use sufficient time and effort of such personnel to enable Manager to perform its obligations under this Agreement.

          SECTION 6.2 With the prior consent of Owner, Manager shall have the right from time to time to contract with such third parties as Manager shall deem appropriate in performing its obligations under this Agreement, and such consent may be given by Co-Partner without the consent of Investor to the extent permitted by the General Partners Agreement. Whenever services of third parties are used to perform any of the services described herein, all costs and expenses for such services shall be paid by Owner, provided that the incurrence of such costs and expenses is in accordance with the Approved Budget and Section 2.1(c) hereof.

                                    ARTICLE 7

                                   ASSIGNMENT

          SECTION 7.1 Manager shall not assign, all or any part of its interest in or obligations arising out of this Agreement except to an Affiliate. For purposes of this Agreement, the term "AFFILIATE" shall mean any of the following: (a) The May Department Stores Company, a New York corporation ("MDS"); (b) any wholly owned subsidiary of MDS or Manager; or
(c) any entity in which either MDS or Manager or their respective wholly owned subsidiaries own at least 25% of the voting control thereof and over which MDS or Manager or their subsidiaries, as the case may be, have effective control. Any transfer of stock or of a partnership interest in an Affiliate which reduces the interest of MDS, Manager or their respective subsidiaries to less than 25% shall be deemed an assignment for purposes of this Section 7.1.

                                    ARTICLE 8

                                     NOTICES

          SECTION 8.1 Every notice, demand, direction, consent, approval, request and other communication required or permitted hereunder ("NOTICE") shall be in writing, and shall be personally delivered or sent by overnight courier, registered or certified United States Mail, postage prepaid, return receipt requested, to whomever the Notice is required or permitted to be sent, and addressed as stated below:

TO MANAGER:  May Centers, Inc.
             611 Olive Street
             St. Louis, Missouri 63101
             Attn: Chairman

                                       9.

TO OWNER:  Mission Valley Partnership
           c/o May Centers, Inc.
           611 Olive Street
           St. Louis, Missouri 63101
           Attn:  Chairman

     with a copy to:

           Endowment and Foundation Realty, Ltd. -- JMB-III
           c/o JMB Realty Corporation
           875 N. Michigan Avenue
           Suite 3900
           Chicago, Illinois 60611
           Attn: Mr. Robert J. Chapman

           and

           Pircher, Nichols & Meeks
           10100 Santa Monica Boulevard
           Los Angeles, California 90067
           Attn:  Real Estate Notices

     SECTION 8.2 Any party may change the address to which Notices served upon it are to be sent by 10 days' prior Notice informing the other parties of the change in address. All Notices given by United States mail as a registered or certified matter or by overnight courier service shall be deemed to have been given on the day the return receipt is signed and received by the sending party, or, in the event that the addressee refuses receipt, then on the third day after the same is either (1) deposited in the United States mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid or (2) delivered to a courier service with instructions for prompt delivery of the same, provided a signed receipt evidencing delivery is obtained by such courier service within such three-day period. Any notice not given by registered or certified mail as aforesaid shall be deemed to be given upon receipt of the same by the party to whom the same is to be given.


                                   ARTICLE 9

                                   AMENDMENT

     SECTION 9.1 This Agreement shall be subject to amendment only by a writing signed by both General Partners and Manager.


                                  ARTICLE 10

                                 SEVERABILITY

     SECTION 10.1 If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be held invalid or unenforceable by a court of competent jurisdiction, such result shall not affect the other terms and provisions of this Agreement or applications thereof which can be given effect without the relevant term, provision or application. To this end, the parties agree that the provisions of this Agreement are and shall be severable.


                                  ARTICLE 11

                              REMEDIES CUMULATIVE

     SECTION 11.1 Except as otherwise provided herein, all rights, privileges and remedies afforded the parties by this Agreement shall be deemed cumulative, and in addition to all rights and remedies available at law or in equity.


                                       10.

                                  ARTICLE 12

                            SUCCESSORS AND ASSIGNS

     SECTION 12.1 This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.


                                  ARTICLE 13

                                LAW APPLICABLE

     SECTION 13.1 The laws of the State of California shall govern the enforcement and construction of this Agreement.


                                  ARTICLE 14

                               CONSENT OR WAIVER

     SECTION 14.1 No consent or waiver, express or implied, by either party to this Agreement to, of or for any breach or default by the other party in performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or for any other breach or default in performance by such other party of the same or any other obligation of such party hereunder. Failure on the part of either party to complain of any act or failure of the other party to this Agreement or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.


                                  ARTICLE 15

                         INDEMNIFICATION AND INSURANCE

     SECTION 15.1 Manager shall indemnify and save Owner harmless from and against all damages, claims, losses, liabilities, costs and expenses (including reasonable legal fees) arising out of (a) the gross negligence, willful misconduct or intentional torts of Manager or Manager's agents, servants, employees or subcontractors or (b) acts which are in breach of Manager's duties under this Agreement or which are outside of the scope of Manager's authority under this Agreement.

     SECTION 15.2 Owner shall indemnify, defend and hold Manager harmless from and against all damages, claims, losses, liabilities, costs and expenses (including reasonable legal fees) incurred by Manager in connection with its services under this Agreement, excepting only those matters within the scope of indemnification made by Manager in Section 15.1 hereof.

     SECTION 15.3

     A. Manager shall procure and maintain, at Owner's expense, extended coverage insurance as set forth in this Section. In the event that Manager is unable to procure insurance which complies in all respects with this Section, Manager shall promptly notify Owner of such failure, but in no event shall Manager let the Shopping Center be uninsured. Owner shall be the primary named insured under such policies. Manager and lenders providing financing for the Shopping Center and certain tenants designated by Owner shall be named as additional insureds under such policies. All such insurance shall be coordinated with the insurance required to be carried by tenants and, where economically feasible, shall be obtained under blanket policies covering other properties in which Owner or Manager has an interest. The amounts of coverage and the risks insured against in the policies obtained by Manager shall be subject to the approval of Owner, but, without limiting the foregoing, such policies shall, at a minimum, include the following:


                                       11.

     (a) PROPERTY INSURANCE. "All-risk" property damage insurance, covering the Shopping Center in an amount equal to 100% of replacement value, with a stipulated amount or agreed valuation endorsement, such insurance to include fire and extended coverage with vandalism, malicious mischief and other appropriate endorsements on the buildings, equipment and other improvements on the Shopping Center, and protection against damage caused by earthquake and flood, if available, in amounts directed by Owner;

     (b) PUBLIC LIABILITY INSURANCE. Broad form general public liability insurance and automobile liability insurance with combined single-limit liability limits of not less than $10,000,000 for bodily and personal injury and property damage;

     (c) CONTRACTUAL LIABILITY INSURANCE. Insurance for the contractual liabilities assumed by Owner;

     (d) RENTAL INCOME INSURANCE. Rental income insurance in an amount not less than 100% of the projected rental income from the Shopping Center for one year when fully leased; and

     (e) MANDATORY INSURANCE. Workers' compensation and all other insurance required by any ordinance, law or governmental regulation. The policies shall not be canceled nor shall the coverages thereunder be reduced without at least 30 days' prior notice to each of the General Partners of Owner and Manager; and, in any event, all parties insured thereunder shall receive notice not less than 15 days prior to the expiration of such policies.

     SECTION 15.4 The insurance policies required under Section 15.3 hereof shall contain a provision, to the extent obtainable, to the effect that such insurance shall not be invalidated or limited if any one or more of the insureds thereunder waives any or all claims for recovery against the other insureds thereunder; and so long as such provision is in effect, each of Manager and Owner hereby waives all claims for recovery from the other for any loss or damage insured under such policies. The foregoing, however, shall not relieve Manager from its obligation to maintain the insurance required hereunder.


                                  ARTICLE 16

                                   APPROVALS

     SECTION 16.1 Manager shall be authorized to take all actions on behalf of Owner as set forth in this Agreement; provided, however, that certain actions shall require the prior written approval of both Co-Partner and Endowment, in accordance with the terms of the General Partners Agreement, including, but not limited to, Sections 5.4 and 5.6 thereof.

     SECTION 16.2 Except as provided in Section 16.1 above or Section 16.3 below, any time a provision of this Agreement requires the approval of Owner or any constituent partner of Owner, such approval shall not be unreasonably withheld or delayed. Except in the case of an emergency, any such approval shall be in writing. Such approval shall be deemed to have been given if no response shall have been given within 30 days after receipt of a written request therefor. Any denial of approval shall state with reasonable certainty the reason or reasons for such denial, and, if reasonably practicable, shall state the criteria for such approval.


                                       12.

     SECTION 16.3

     A. REQUEST. In connection with an "Arbitrable Decision" (as hereinafter defined) but no other decision or action hereunder, the party ("REQUESTING PARTY") who desires to make a particular decision (or any related series thereof) which is an Arbitrable Decision, shall request in writing for the approval of the other party ("NON-REQUESTING PARTY") of such matter. (Whenever (a) a controversy has arisen between the parties with respect to any claim by any party that consent or approval has been unreasonably withheld or delayed and then only in those instances where this Agreement or applicable law provides that consent or approval shall not be unreasonably withheld or delayed, or (b) this Agreement expressly provides that a particular decision may be subjected to arbitration, such decision shall be herein referred to as an "ARBITRABLE DECISION".)

     B.   REPLY.

     (1) NO RESPONSE. If Non-Requesting Party fails to respond (by request for more information or otherwise) to Requesting Party's written request for Non-Requesting Party's consent to a given Arbitrable Decision within 30 days after delivery of such request, then Non-Requesting Party shall be deemed to have approved or agreed with the matter set forth in such request.

     (2) If Non-Requesting Party fails to approve such decision (or be deemed to have approved it pursuant to subparagraph (1) above) within 30 days after delivery of such request, then within seven days after the expiration of the 30-day period, Requesting Party may request arbitration by notifying Non-Requesting Party in writing of the following: (i) Requesting Party's desire to arbitrate, (ii) the basis on which Requesting Party claims that the arbitration should be decided in its favor, and (iii) Requesting Party's arguments in support thereof briefly stated (Requesting Party will not be foreclosed from advancing other and additional arguments at the time of the arbitration hearing). Such notice shall be hereinafter referred to as the "ARBITRATION NOTICE". Thereafter, the following provisions shall apply:

     (1) Within seven days after receipt of the Arbitration Notice, Non-Requesting Party shall deliver a notice ("REPLY NOTICE") to Requesting Party stating Non-Requesting Party's position on the matters set forth in the Arbitration Notice (but Non-Requesting Party will not be foreclosed from advancing other and additional arguments at the arbitration hearing).

     (2) If there is any difference between the parties concerning the issue or issues, and if they are unable to resolve this difference within seven days after Requesting Party receives the Reply Notice from Non-Requesting Party, the dispute concerning the issue or issues shall be determined by the arbitrator(s) who shall be selected as set forth in paragraph C below.

     C. SELECTION OF ARBITRATOR; EXPENSES; LOCATION. The arbitrator shall be a person selected from among a list obtained from the chief executive officer of the International Council of Shopping Centers or any successor body of comparable function, or if no such body is in existence, from the Chief Executive Officer of the American Arbitration Association (California Chapter) or any successor body of comparable function at the request of either General Partner. Such list shall be obtained by Requesting Party and shall contain

                                         13.

the names of 10 persons who, in the opinion of said officer, are experienced and qualified in the operation, management and leasing of space in large Southern California shopping malls. The arbitrator shall be chosen from such list by the Requesting Party and Non-Requesting Party, in the exercise of each Party's sole discretion. If the Parties do not agree on a single arbitrator, then the arbitration shall be conducted with a panel of three arbitrators. The panel shall be chosen by Requesting Party's selecting one arbitrator and Non-Requesting Party's selecting an arbitrator, each of whom shall be experienced in the operation and management of regional shopping centers; thereafter such arbitrators shall choose the third arbitrator, who shall be a neutral arbitrator chosen from the list obtained by the Requesting Party. If within 10 days after receipt of such list by the parties, a party does not exercise its right to choose any arbitrator from such list, then the arbitrator chosen from the list by the other party shall arbitrate the dispute in question. If the two arbitrators are unable to select a neutral arbitrator with 10 days from the day on which the second arbitrator was selected by a party, either party may apply to the presiding judge of the Los Angeles County Superior Court for designation of the neutral arbitrator.

     The costs of arbitration, including, but not limited to, the fees and expenses of the arbitrator(s) and the reasonable attorneys' fees and costs of the prevailing party in the arbitration, shall be paid by the nonprevailing party in the arbitration. The location of arbitration shall be Los Angeles, California unless the parties select in writing another mutually satisfactory location. The arbitrator(s) shall notify the parties as promptly as feasible, but in no event later than five days after the selection of the final arbitrator, as to the date, time, place of hearing, and any other matters which the arbitrator(s) deems necessary.

     D. RULES; PROCEDURE. The commercial rules of the American Arbitration Association shall be applied in any arbitration under this Agreement, to the extent such rules and procedures are not inconsistent with this Section 6.10.

     E. AWARD. The arbitration award shall be rendered in writing as soon after the conclusion of the arbitration hearing as may be feasible, and in no event later than 10 days thereafter. The arbitrator shall not have the right to add to, subtract from, change, or otherwise alter this Agreement or any term thereof, and, particularly, the arbitrator shall not have the right to include damages as part of the award, provided, however, that the arbitrator shall award the prevailing party reasonable attorneys' fees and costs. The sole effect of a finding by the arbitrator (1) of the question whether an approval was unreasonably withheld shall be that such approval shall be deemed to have been granted, or (2) as to any other matter in favor of a particular General Partner shall be that the disagreement shall be deemed resolved in favor of such General Partner as provided in this Agreement.

     F. GENERAL. Whenever in this Agreement it is provided that a matter shall be or may be subjected to arbitration, arbitration shall be the sole method to be used in determining the matter so subjected to arbitration. Subject to Section 1286.2 of the California Code of Civil Procedure, the determination of the arbitrator(s) shall be final, conclusive and binding upon

                                         14.

the parties hereto, and judgment in favor of a party in accordance with such determination may be entered in any court having jurisdiction thereof. If an Arbitrable Decision is arbitrated pursuant to the terms of the Agreement Among General Partners, such Arbitrable Decision shall not be subject to arbitration hereunder.

                                      ARTICLE 17

                                        COSTS

     SECTION 17.1   If the compensation paid to Manager by Owner pursuant to
Article 5 hereof for a particular Annual Period is less than the "Management Expenses" of Manager, incurred during such Annual Period, Owner shall reimburse Manager, pursuant to this Article 17 but subject to the terms of
Section 17.4 hereof, for an amount ("EXCESS MANAGEMENT EXPENSES") equal to the excess of the Management Expenses of Manager for the particular Annual Period over the compensation payable to Manager pursuant to Article 5 hereof for such Annual Period but in no event shall the Excess Management Expenses exceed two percent of the Cash Income of Owner for such Annual Period. As used herein, "MANAGEMENT EXPENSES" shall mean, for a particular Annual Period, all "Direct Payroll Costs" (as defined in Section 17.1(a) hereof), plus all "Indirect Payroll Costs" (as defined in section 17.1(b) hereof), plus the "Owner's Share" (as defined in Section 17.1(c) hereof) of the general overhead expenses of Manager and its Affiliates incurred by Manager or its Affiliates in performing Manager's obligations under this Agreement, including, but not limited to, the cost of "Extraordinary Services", the costs and expenses incurred by MCI in collection of cash on the "RECEIVABLES" (as such term is defined in the Escrow and Distribution Agreement dated as of the date hereof, by and among Bond Ranch, Paula Bond, Endowment and Manager). Manager shall only be entitled to compensation as and to the extent set forth in Article 5 and Sections 17.1, 17.2, and 17.4 hereof. Manager shall not enter into a general brokerage or leasing agreement with respect to the leasing of the Shopping Center. As used herein the following terms have the following meanings:

     (a) "DIRECT PAYROLL COSTS" shall mean the wages or salaries (including taxes and employee benefits, but excluding therefrom expenses of the computer information service group and expenses of other support groups, if and to the extent such expenses are included as general overhead expenses pursuant to subparagraph (c) below) paid by Manager or its Affiliates to their off-site personnel computed on the basis of the hours of service provided by such personnel in performing Manager's obligations under this Agreement as indicated by written records of such time kept on a regular and consistent basis.

     (b) "INDIRECT PAYROLL COSTS" shall mean the "Owner's Allocable Share" of the wages or salaries (including taxes and employee benefits) paid by Manager or its Affiliates to personnel for services which are not allocated by Manager or its Affiliates to any specific projects or properties as set forth in subparagraph (a) above (excluding therefrom expenses of the computer information service group and expenses of other support groups, if and to the extent such expenses are included as general overhead expenses pursuant to subparagraph (c) below). The "OWNER'S ALLOCABLE SHARE" of such costs for a

                                         15.

particular Annual Period shall be calculated by multiplying the amount of such costs by a fraction, the numerator of which shall be the Direct Payroll Costs charged by Manager or its Affiliates during such Annual Period, and the denominator of which shall be the total of all direct payroll costs which were incurred by Manager and its Affiliates during such Annual Period with respect to all shopping centers and properties which are managed by Manager.

     (c) The "OWNER'S OVERHEAD SHARE" of general overhead expenses (including therein expenses of the computer information service group and other support groups [except to the extent included as Direct Payroll Costs or Indirect Payroll Costs], which shall be calculated in accordance with the accounting procedures uniformly used by Manager in connection with all the shopping centers and properties owned and managed by Manager) shall be determined in compliance with the applicable terms of this Section 17.1(c). Owner acknowledges that Manager owns and manages other properties and shopping centers in addition to the Shopping Center and that Manager will allocate various general overhead expenses between the Shopping Center and such other properties and to any other businesses engaged in by Manager. So long as Manager manages at least
10 shopping centers, the Owner's Overhead Share of such general overhead expenses shall be computed on the basis of an overhead factor, expressed as a multiple of Direct Payroll Costs and Indirect Payroll Costs, which is reasonably determined by Manager to uniformly and equitably distribute 100%
(but not more than 100%) of such general overhead expenses to all shopping centers and other properties managed by Manager and to any other businesses engaged in by Manager. If, at any time during the term of this Agreement, Manager shall no longer mange at least 10 shopping centers, the Owner's
Overhead Share of such general overhead expenses for the applicable Annual Period shall not exceed, in any event, an amount which is reasonably necessary for the operation of the Shopping Center in the manner contemplated by this Agreement for such Annual Period.

     (d) Owner acknowledges and agrees that Manager may use the corporate legal staff of Manager or its Affiliates to provide services on behalf of the Owner. Notwithstanding the provisions to the contrary set forth in this
Section 17.1, Owner shall pay to Manager for such legal services the billing rate which is uniformly charged by Manager for such services (which rate, as of the date hereof, is $50.00 per hour).

     (e) Manager acknowledges that the provisions of this Section 17.1 reflect the method of computing management fees used by Manager in managing the Shopping Center during 1985. Manager shall have the right, from time to time, to modify the methods of allocating and determining Management Expenses, provided that the method of allocation, as modified, shall uniformly and equitably allocate its total costs, expenses and overhead attributable to the various properties managed by Manager and the other businesses engaged in by Manager; but before making any such modification, Manager shall submit the same to Investor for approval, but Investor shall not have the right to object to such modification unless the same results in a disproportionate allocation of costs, expenses and overhead to the Shopping Center.

     (f) Manager shall furnish Owner with an accounting of all reimbursable costs and expenses no later than 90 days after the end of the


                                     16.

fiscal year of Owner. Such an accounting shall be made in compliance with Manager's standard practices for calculating the costs of its management services and shall otherwise be reasonably satisfactory in form and substance to Owner.

     SECTION 17.2 REIMBURSEMENT OF OUT-OF-POCKET COSTS. Except to the extent separately paid to Manager pursuant to Section 17.1 or 17.4, if Manager pays any amounts to third parties on behalf of the Partnership or pays the salary and benefits of other payroll costs of on-site personnel in the performance of its duties hereunder, from its own funds rather than from the Owner's funds, Manager shall be entitled to reimbursement from the income of the Shopping Center for the amount so advanced. If on-site personnel devote time to more than one center or property managed by Manager, Owner shall not be required to reimburse Manager for more than Owner's fair and equitable share of such costs and expenses, fairly determined. In no event shall Manager be entitled to reimbursement under this Section 17.2 for any Management Expenses for which Manager is paid.

     SECTION 17.3 It is expressly understood and agreed that the manner in which the Management Expenses are calculated is designed solely to equal the expenses Manager incurs in managing and operating the Shopping Center in accordance with the terms of this Agreement and, accordingly, if Manager were to be paid an amount equal to the aggregate Management Expenses, Manager would not receive any profit or incur any loss in the performance of its obligations hereunder. Manager shall act in good faith in fairly allocating its total costs among the Shopping Center, and other properties and shopping centers managed by Manager and the other businesses (if any) of Manager. Management Expenses shall not be increased or otherwise affected by reason of Manager's failure to be reimbursed for direct payroll costs, indirect payroll costs or general overhead expenses associated with any other shopping centers and other properties managed by or other businesses engaged in by Manager.

     SECTION 17.4 If the Management Expenses for a particular Annual Period are greater than 6% of the Cash Income for such Annual Period, then Owner shall reimburse Manager in an amount equal to the lesser of (a) such excess or (b) the costs and expenses incurred by Manager in connection with the performance of "Extraordinary Services" as that term is defined in Exhibit "D" attached hereto and made a part hereof for such Annual Period.

     SECTION 17.5 If Owner reimburses Manager for Excess Management Expenses or Extraordinary Costs for a particular Annual Period, Endowment, acting on behalf of Owner, shall have the right to cause an audit to be made of the Management Expenses and Extraordinary Costs for such Annual Period. No such audit shall be conducted more frequently than one time in any single calendar year. Such an audit shall be conducted not later than one year following the end of the year during which such Excess Management Expenses or Extraordinary Costs were incurred. The audit shall be conducted by Peat, Marwick, Mitchell & Co. or another independent, certified public accounting firm selected by Endowment on behalf of Owner and reasonably approved by Manager. Manager shall provide the accountant with such supporting data concerning the Management Expenses or Extraordinary Costs under audit as may be reasonably requested by such accountant within 30 days after receipt of


                                 17.

written request therefor. If, as a result of such an audit, Endowment claims that the Excess Management Expenses or Extraordinary Costs paid to Manager were greater than those permitted hereunder, Endowment shall deliver written notice thereof to Manager, setting forth in reasonable detail the basis of the dispute. Manager shall then have a period of 30 days following receipt of such notice in which to either reimburse Owner for the portion of Excess
Management Expenses or Extraordinary Costs in dispute or submit the dispute to arbitration pursuant to Section 16.3. If the arbitrator finds that any of the Excess Management Expenses or Extraordinary Costs in dispute were paid in violation of the terms hereof, then Manager shall refund to Owner, within 30 days following receipt by Manager of the arbitrator's decision, the amount of Excess Management Expenses or Extraordinary Costs which were found by the arbitrator to be improper, plus interest thereon at the rate of 10% per annum from the date such Excess Management Expenses or Extraordinary Costs were improperly paid to Manager until the date of such refund. If the amount of any refund required under this Section 17.5 exceeds the total amount of the sum (the "SUM") of (a) the compensation paid to Manager pursuant to Section 5.1,
(b) Excess Management Expenses, and (c) Extraordinary Costs paid during the particular Annual Period under audit by more than 5% of the total amount of the Sum for such Annual Period, then Manager shall reimburse to Endowment all of Endowment's reasonable costs and expenses incurred in such audit; such reimbursement shall be made concurrently with the refund of the applicable Excess Management Expenses or Extraordinary Costs.

                             ARTICLE 18

                           MISCELLANEOUS

     SECTION 18.1 All services performed by Manager at the Shopping Center site under the provisions of this Agreement shall be deemed to be performed for Owner and all reasonable expenses properly incurred in connection with the performance of such services shall be the obligation of Owner.

     SECTION 18.2 The following exhibits are attached to and made a part of this
Agreement:

     Exhibit A - Legal Description of Shopping Center Parcel
     Exhibit B - Form of Budget
     Exhibit C - Form of Monthly Reports
     Exhibit D - Description of Extraordinary Costs
     Exhibit E - 1986 Budget

     SECTION 18.3 No present or future partner of Owner or of any partnership which is now or hereafter a partner of Owner nor any present or future advisor, trustee, director, officer, partner, employee, beneficiary, shareholder, participant or agent of or in Endowment (including, but not limited to, JMB Endowment Advisors and JMB Institutional Realty Corporation), JMB Endowment Advisors, or JMB Institutional Realty Corporation shall have any personal liability for or by reason of any matter or thing whatsoever, under or in connection with this Agreement, and Manager hereby waives any and all such personal liability of such general partners, provided, however, that the foregoing shall not limit the recourse of Manager against Owner's interest in the Shopping Center for claims under this Agreement. The limitations of liability provided in this paragraph are in addition to, and not limitation


                                   18.

of, any limitation on liability applicable to Owner provided by law or in this Agreement or by any other contract, agreement or instrument relating to Owner.

     IN WITNESS WHEREOF, the parties hereto have duly signed this Agreement as of the day and year first above written.


                                    OWNER:

                                    MISSION VALLEY PARTNERSHIP,
                                    a California limited partnership

                                    By MAY CENTERS, INC.,
                                       a Missouri corporation,
                                       General Partner

                                    By   /s/ Authorized Officer
                                       ----------------------------------
                                           Executive Vice President

                                    By ENDOWMENT AND FOUNDATION
                                       REALTY, LTD. -- JMB-III,
                                       a Delaware corporation,
                                       General Partner

                                    By JMB ENDOWMENT ADVISORS,
                                       an Illinois general partnership,
                                       Its Investment Advisor

                                       By JMB INSTITUTIONAL REALTY CORPORATION,
                                          an Illinois corporation,
                                          Managing General Partner

                                          By   /s/ Authorized Officer
                                             ----------------------------
                                                 Authorized Signatory

                                    MANAGER:

                                    MAY CENTERS, INC.,
                                    a Missouri corporation

                                    By  /s/ Authorized Officer
                                       ----------------------------------
                                            Executive Vice President


                                    19.